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                                                                    Exhibit 23.3



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Mohawk Industries, Inc.:

  We consent to the incorporation by reference in the registration statement (No. 33-87998) on form S-8 for the Mohawk Carpet Corporation Retirement Savings Plan of Mohawk Industries, Inc. of our report dated May 12, 2000, relating to the statements of net assets available for plan benefits of the Mohawk Carpet Corporation Retirement Savings Plan as of December 31, 1999 and 1998, and the related statement of changes in net assets available for plan benefits for the year ended December 31,1999 and related supplemental schedule, which report appears in the December 31, 1999 Annual report on form 10k/A Amendment No. 1 of Mohawk Industries, Inc.



  /s/ KPMG LLP

  Atlanta, Georgia
  June 28, 2000

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